CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Northern Lights Fund Trust and to the use of our report dated November 29, 2016 on the financial statements and financial highlights of Patriot Fund and Patriot Balanced Fund, each a series of shares of beneficial interest of Northern Lights Fund Trust. Such financial statements and financial highlights appear in the September 30, 2016 Annual Reports to Shareholders that are incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

January 25, 2017